Exhibit 3.1

AMENDMENT NO. 1 TO

AMENDED AND RESTATED BYLAWS

OF

BONDS.COM GROUP, INC.

As adopted: March 4, 2014

The Amended and Restated Bylaws (the “Bylaws”) of Bonds.com Group, Inc. (the “Corporation”) are hereby amended as follows:

1.	A new Section 11 shall be added to “ARTICLE VI – Miscellaneous Provisions,” which section shall read as follows:

SECTION 11. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that such court lacks jurisdiction, another state or federal court located within the State of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation or these Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.

2.	Except as set forth above, the remaining provisions of the Bylaws shall not be amended and shall remain in full force and effect in accordance with their respective terms.

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